Exhibit 99.1

Amended and Restated Share Redemption Program

Prior to the time that our shares are listed for trading on a national securities exchange, stockholders who have held their shares for at least one year may receive the benefit of limited interim liquidity by presenting for redemption all or a portion of their shares to us at any time in accordance with the procedures outlined herein.  At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that our board of directors determines we have sufficient funds available.

Except as described below for redemptions upon the death or disability of the stockholder or such stockholder’s need for long-term care, the purchase price per share for the redeemed shares will equal (1) until 18 months have passed without us selling shares in a public primary offering (or sooner if our board determines), the amount by which (a) the lesser of (i) 90% of the average price per share the original purchaser or purchasers of shares paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) or (ii) 90% of the offering price of shares in our most recent public primary offering exceeds (b) the aggregate amount of net sale proceeds per share, if any, distributed to investors prior to the redemption date as a result of the sale of one or more of our properties, or (2) after 18 months have passed without us selling shares in a public primary offering (or sooner if our board determines), the lesser of (a) 100% of the average price per share the original purchaser or purchasers of shares paid for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) or (b) 90% of the estimated value per share, as disseminated to our stockholders by way of a distribution notice or account statement, quarterly or annual report, or any other stockholder communication.

For purposes of the one-year holding period, limited partners of Behringer Harvard Opportunity OP, LP (Behringer Harvard Opportunity OP I) who exchange their limited partnership units for shares of our common stock will be deemed to have owned their shares as of the date they were issued their limited partnership units in Behringer Harvard Opportunity OP I.  Our board of directors reserves the right in its sole discretion at any time and from time to time to (1) waive the one-year holding period in the event of the death of a stockholder, a stockholder’s disability or need for long-term care, other exigent circumstances such as bankruptcy, a mandatory distribution requirement under a stockholder’s IRA or with respect to shares purchased under or through our distribution reinvestment plan, (2) reject any request for redemption, (3) change the purchase price for redemptions, or (4) otherwise amend the terms of our share redemption program.

In addition, and subject to the conditions and limitations described below, we will redeem shares upon the death of a stockholder who is a natural person, including shares held by the stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of the trust, who shall have the sole ability to request redemption on behalf of the trust.  We must receive the written notice within 270 days after the death of the stockholder.  If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders dies.  If the stockholder is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity, the right of redemption upon death does not apply.

Furthermore, and subject to the conditions and limitations described below, we will redeem shares held by a stockholder who is a natural person, including shares held by the stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, with a “qualifying disability” (as defined below), after receiving written notice from the stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder.  We must receive the written notice within 270 days after the determination of the stockholder’s qualifying disability.  If the stockholder is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity, the right of redemption upon disability does not apply.

In order for a disability to be considered a “qualifying disability,” (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) the determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”).  The “applicable governmental agencies” are limited to the following: (a) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, then the applicable governmental agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (b) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (CSRS), then the applicable governmental agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (c) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, then the applicable governmental agency is the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the special redemption terms applicable to disabled stockholders or stockholders in need of long-term care, unless permitted in the discretion of the board of directors.  Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•                  disabilities occurring after the legal retirement age;

•                  temporary disabilities; and

•                  disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, these disabilities will not qualify for the special redemption terms except in the limited circumstances when the investor is awarded disability benefits by the other “applicable governmental agencies” described above.  However, where a stockholder requests the redemption of his or her shares due to a disability or the need for long term care, and the stockholder does not have a “qualifying disability” under the terms described above, our board of directors, in its discretion, may redeem the stockholder’s shares, in its sole discretion, upon concluding that the stockholder is permanently disabled or in need of long-term care.

The purchase price per share for shares redeemed upon the death of a stockholder or upon the disability of a stockholder or the stockholder’s need for long-term care (provided that the condition causing the disability or need for long-term was not pre-existing on the date that the stockholder became a stockholder), until 18 months have passed without us selling shares in a public primary offering (or sooner if our board determines), will be equal to the amount by which (1) the average price per share the stockholder paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) exceeds (2) the aggregate amount of net sale proceeds per share, if any, distributed to investors prior to the redemption date as a result of the sale of one or more of our properties.  Thereafter, the purchase price will be the estimated value per share, as disseminated to our stockholders by way of a monthly report or account statement, quarterly or annual report, or any other stockholder communication.  We will redeem shares upon the death or disability of the stockholder or the stockholder’s need for long-term care only to the extent that we have sufficient funds available to us to fund the redemption as determined by our board in its sole discretion.

Our share redemption program, including the redemption upon the death, disability or need for long-term care of a stockholder, is available only for stockholders who purchase their shares directly from us or the transferees mentioned below, and is not intended to provide liquidity to any stockholder who acquired his or her shares by purchase from another stockholder.  In connection with a request for redemption, the stockholder or his or her estate, heir or beneficiary will be required to certify to us that the stockholder either (1) acquired the shares to be repurchased directly from us or (2) acquired the shares from the original subscriber by way of a bona fide gift not for value to, or for the benefit of, a member of the subscriber’s immediate or extended family (including the subscriber’s spouse, parents, siblings, children or grandchildren and including relatives by marriage) or through a transfer to a custodian, trustee or other fiduciary for the account of the subscriber or members of the subscriber’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or operation of law.

We will not redeem shares that are subject to liens or other encumbrances until the stockholder presents evidence that the liens or encumbrances have been removed.

Any shares approved for redemption will be redeemed quarterly.  We will not redeem more than 5% of the weighted average number of shares outstanding during the twelve-month period immediately prior to the date of redemption.  Our board of directors will determine from time to time, and at least quarterly, whether we have sufficient excess cash to repurchase shares.  Generally, the cash available for redemptions will be limited to proceeds from the sale of our shares of common stock through our distribution reinvestment plan plus 1% of the operating cash from the previous fiscal year (to the extent positive).  Our board of directors, in its sole discretion, may suspend, terminate or amend our share redemption program at any time it determines that doing so is in our best interest or to reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund our share redemption program are needed for other purposes.  These limitations apply to all redemptions, including redemptions upon the death, disability or need for long-term care of a stockholder.

A request for redemption may be withdrawn in whole or in part by a stockholder in writing at any time prior to redemption.  We cannot guarantee that the funds set aside for the share redemption program will be sufficient to accommodate all requests made in any particular redemption period.  If we do not have sufficient funds available at the time when redemption is requested, the stockholder or his or her estate, heir or beneficiary can (1) withdraw the request for redemption, or (2) ask that we honor the request at such time, if any, when sufficient funds become available.  In the event that our funds are insufficient to redeem all of the shares for which redemption requests have been submitted in a particular period, shares will be repurchased on a pro rata basis and the portion of any unfulfilled redemption request will be held until the next redemption period unless withdrawn.  Our advisor and its affiliates will defer their own redemption requests, if any, until all other requests for redemption have been satisfied.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then-owned for redemption, except that the minimum number of shares that must be presented for redemption must be at least 25% of the holder’s shares.  However, provided that the redemption request is made within 270 days of the event giving rise to the special circumstances described in this sentence, where redemption is being requested (1) on behalf of a deceased stockholder; (2) by a stockholder with a qualifying disability or who is deemed by our board of directors to be permanently disabled or in need of long-term care; (3) by a stockholder due to other involuntary exigent circumstances, such as bankruptcy; or (4) by a stockholder due to a mandatory distribution under such stockholder’s IRA, a minimum of 10% of the stockholder’s shares may be presented for redemption; provided, however, that any future redemption request by the stockholder must present for redemption at least 25% of the stockholder’s remaining shares.  In the case of stockholders who undertake a series of partial redemptions, appropriate adjustments in the purchase price for the redeemed shares will be made so that the blended price per share for all redeemed shares reflects the original price per share of all shares purchased by the stockholder through the dates of each redemption.

A stockholder who wishes to have shares redeemed must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent.  An estate, heir or beneficiary that wishes to have shares redeemed following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent.  A stockholder requesting the redemption of his or her shares due to a qualifying disability must mail or deliver to us a written request on a form provided by us, including the evidence and documentation described above, or evidence acceptable to our board of directors of the stockholder’s permanent disability or need for long-term care.  If the shares are to be redeemed under the conditions outlined herein, we will forward the documents necessary to affect the redemption, including any signature guaranty we may require.

The effective date of any redemption will be the last day of the calendar month preceding the quarterly determination by our board of directors of the availability of funds for redemption.  No distributions will accrue for shares approved for redemption after the effective date of redemption.  Our board of directors will consider only properly completed redemption requests that we received on or before the end of the period ending no later than the last day of the calendar month preceding the determination of the availability of funds for redemption.  Payment for the shares so approved for redemption, assuming sufficient funds for redemption and the satisfaction of all necessary conditions, will be made no later than 15 days after the date of our directors’ action to determine the shares approved for redemption.

Subject to the restrictions in Behringer Harvard Opportunity OP I’s limited partnership agreement and any other applicable agreement, we may cause Behringer Harvard Opportunity OP I to offer to its limited partners (other than our subsidiaries, BHO, Inc. and BHO Business Trust) a partnership unit redemption program equivalent to our share redemption program.  Any units redeemed under the partnership unit redemption program will be redeemed upon terms substantially equivalent to the redemption terms of our share redemption program and will be treated as shares for purposes of calculating the annual limitation on the number of shares that may be redeemed under our share redemption program.

Our share redemption program is intended only to provide interim liquidity for our stockholders until a secondary market develops for the shares.  No such market presently exists, and we cannot assure you that any market for your shares will ever develop.  Neither our advisor, any member of our board of directors nor any of their affiliates will receive any fee on the repurchase of shares by us pursuant to the share redemption program.

The shares we purchase under the share redemption program will be cancelled, and will have the status of authorized but unissued shares.  We will not reissue repurchased shares unless they are first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or otherwise issued in compliance with or exemption from these laws.

The foregoing provisions regarding the share redemption program in no way limit our ability to repurchase shares from stockholders by any other legally available means for any reason that the advisor, in its discretion, deems to be in our best interest.